Exhibit 10.11

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (this “Agreement”) is made and entered into as of September 8, 2025 (the “Effective Date”), by and between Eightco Holdings Inc., a Delaware corporation (the “Company”), and Daniel Ives, an individual (the “Director”).

1.	Term

This Agreement shall continue for a period of one (1) year from the Effective Date and shall continue thereafter for as long as Director remains a member of the Board of Directors by the shareholders of the Company.

2.	Position and Responsibilities

(a)	Position. The Board of Directors hereby appoints the Director to serve as Chairman of the Board of Directors (“Board Member”) until the next annual meeting of the Company’s shareholders or until his earlier resignation, removal or death. The Director shall perform such duties and responsibilities as are customarily related to such position in accordance with the Company’s bylaws and applicable law, including, but not limited to, those services described on Exhibit A attached hereto (the “Services”). Director hereby agrees to use his best efforts to provide the Services. Director shall not delegate, assign, or otherwise allow a third party or entity to perform any of the Services for or instead of Director. Director shall comply with all statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the Company and the performance of the Services, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)	Other Activities. Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for economic advantage), as long as such outside activities do not violate Director’s obligations under this Agreement or Director’s fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. Director represents that Director has no outstanding agreement or obligation that conflicts with any of the provisions of this Agreement. Director agrees to use his/her best efforts to avoid or minimize any such conflict and shall not enter into any agreement or obligation that could create a conflict without the approval of a majority of the Board of Directors. Director shall promptly notify the Board prior to making a disclosure or taking any action that may conflict with any provision of this Agreement.

(c)	No Conflict. Director will not engage in any activity that creates an actual or perceived conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board of Directors before engaging in any activity that could reasonably be assumed to create a potential conflict of interest with Company. Notwithstanding the provisions of Section 2(b) hereof, Director shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any company or entity that competes directly or indirectly with the Company, as reasonably determined by a majority of Company’s disinterested board members, without the approval of the Board of Directors.

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3.	Compensation and Benefits

(a)	Director’s Fee. The Company shall pay Director an annual cash fee of $100,000, paid quarterly, in consideration of the services rendered under this Agreement. The fee shall be paid in accordance with the Company’s established practices regarding the payment of Directors’ fees.

(b)	Stock / Restricted Stock Units. Subject to vesting, the Company shall issue to Director, up to $200,000 in aggregate value per year (which may be granted quarterly) in the form of shares of the Company’s common stock, restricted stock or restricted stock units (“RSUs”), as set forth and described on Exhibit B.

(c)	Inducement Grant Awards. In addition to the compensation set forth above, and as an inducement in connection with the Director’s initial appointment and continued service as Chairman of the Board, the Company shall grant to Director on or before September 11, 2025, the following inducement awards, subject to the terms and conditions set forth below and in the applicable award agreements to be entered into between the Company and Director:

(i)	Restricted Stock Grant: The Company shall grant Director 4,280,822 shares of restricted common stock of the Company (“Restricted Stock”) which shall be subject to vesting over a 5-year period pursuant to the following vesting schedule, subject to the Director’s continued service as a member of the Board as of such dates:

(1)	856,165 shares of Restricted Stock shall vest on the one-year anniversary of the grant date;

(2)	856,165 shares of Restricted Stock shall vest on the two-year anniversary of the grant date;

(3)	856,164 shares of Restricted Stock shall vest on the three-year anniversary of the grant date;

(4)	856,164 shares of Restricted Stock shall vest on the four-year anniversary of the grant date; and

(5)	856,164 shares of Restricted Stock shall vest on the five-year anniversary of the grant date.

(ii)	Option Grant: The Company shall grant Director options to purchase 856,164 shares of Common Stock of the Company at an exercise price of $14.60 per share (“Options”). Any unexercised Options shall expire seven years following the grant date.

Each of the grants of Restricted Stock and Options shall be evidenced by, and subject to, definitive award agreements in substantially the forms customarily used by the Company for similar grants, customary anti-dilution protections for stock splits, stock dividends, and similar events, and such other terms as are consistent with the terms of the Company’s equity incentive practices, and shall otherwise be subject to the terms and conditions set forth in the applicable definitive award agreements. In the event that the Director’s service on the Board ends upon resignation, removal or failure to be reelected, any shares of Restricted Stock which are unvested as of such date shall be forfeited.

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(d)	Discretionary Bonus. The Company may pay Director a bonus, at its sole and complete discretion, in cash and/or in shares of the Company’s common stock, restricted stock, options or RSUs.

(e)	Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of the Services in accordance with Company’s expense reimbursement guidelines.

(f)	Indemnification and D&O Insurance. The Company shall indemnify and hold harmless Director, to the fullest extent permitted by law, against any and all losses, liabilities, obligations, claims, damages, costs, and expenses (including reasonable attorneys’ fees and costs of investigation) that Director may suffer or incur as a result of or relating to Director’s service as a member of the Board or any committee thereof, including any action brought by shareholders, regulatory authorities, or other third parties. The Company shall advance legal fees and expenses on a periodic basis, subject to Director’s undertaking to repay such amounts if it is ultimately determined that Director is not entitled to indemnification. The Company shall maintain directors’ and officers’ liability insurance coverage in an amount at least equal to the aggregate value of all director compensation, or such greater amount as is commercially reasonable, and shall provide Director with the benefit of such coverage.

(g)	Records. Director shall have full access to the books, records, and management of Company while serving as a Director.

4.	Termination

(a)	Removal by Company. Director may be removed as Board Member at any time as provided in Company’s Articles of Incorporation and bylaws, as amended, and applicable law.

(b)	Termination Grant. At the end of the Term, or earlier in the event that the Director is removed by the Company prior to the end of the Term pursuant to Section 4(a), Director shall receive the balance of his/her Compensation and Benefits pursuant to Section 3 through the date of termination, and, if approved by the Board of Directors, an additional issuance, or grant, of shares of the Company’s common stock or RSUs (“Termination Grant”). Director shall not be entitled to the Termination Grant pursuant to this Section 4(b) in the event that the Director resigns pursuant to Section 4(c) or is removed for Cause pursuant to Section 4(d). Thereafter, all of Company’s obligations under this Agreement shall cease.

(c)	Resignation by Director. Director may resign as Board Member or Director as provided in Company’s Articles of Incorporation and bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, Director shall be not required to provide any advance notice or any reason or cause for termination of Director’s status as Board Member, except as provided in Company’s Articles of Incorporation and Company’s bylaws, as amended, and applicable law. Thereafter, all of Company’s obligations under this Agreement shall cease.

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(d)	Removal for Cause. Director may be removed from serving as a Board Member or Director for Cause. For purposes of this Agreement, “Cause” means: (i) willful misconduct, gross negligence, fraud, embezzlement, or other material dishonesty with respect to the affairs of the Company or any of its affiliates; (ii) material failure to meet minimum performance expectations of the Board/Shareholders; (iii) conviction, plea of nolo contendere, guilty plea, or confession to either a felony or any lesser crime relating to the affairs of the Company or any of its affiliates or of which fraud, embezzlement, or moral turpitude is a material element; or (iv) a material breach of this Agreement or a breach of a fiduciary duty owed to the Company, provided that any such breach, if curable, shall not constitute Cause unless the Company has provided Director with (x) written notice of the acts or omissions giving rise to a termination for Cause; (y) the opportunity to correct the act or omission within thirty (30) days after receiving such notice (the “Cure Period”); and (z) an opportunity to be heard before the Board with Director’s counsel present prior to the expiration of the Cure Period.

5.	Termination Obligations

(a)	Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director in connection with the Services and his/her membership on the Company’s Board of Directors or any committee therefore is the sole and exclusive property of the Company and shall be promptly returned to the Company at such time as the Director is no longer a member of the Company’s Board of Directors.

(b)	Upon termination of this Agreement, Director shall be deemed to have resigned from all offices then held with Company by virtue of his position as Board Member. Director agrees that following any termination of this Agreement, he shall cooperate with Company in the winding up or transferring to other directors of any pending work and shall also cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

6.	Nondisclosure Obligations

Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any confidential information or trade secrets belonging to the Company, except (a) to the extent necessary to perform the Services, (b) as required by law, regulation, or the rules of any stock exchange or governmental authority, or (c) as authorized in writing by the Company. Notwithstanding the foregoing, nothing in this Agreement shall restrict Director from trading in the Company’s securities after the public disclosure of material information, provided that such trading is in compliance with applicable securities laws and the Company’s insider trading policies.

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7.	Dispute Resolution

(a)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles that would require the application of the laws of any other jurisdiction.

(b)	Jurisdiction and Venue. The parties agree that any suit, action, or proceeding between Director and Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be brought in either the state or federal courts sitting in the State of Delaware and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

(c)	Attorneys’ Fees. Should any litigation, arbitration or other proceeding be commenced between the parties concerning the rights or obligations of the parties under this Agreement, the party prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for its attorneys’ fees in such proceeding. This amount shall be determined by the court in such proceeding or in a separate action brought for that purpose. In addition to any amount received as attorneys’ fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys’ fees and costs incurred in enforcing any judgment against such party. This Section is severable from the other provisions of this Agreement, survives any judgment and is not deemed merged into any judgment.

8.	Entire Agreement

This Agreement constitutes the entire understanding between the undersigned parties. This Agreement supersedes all prior and contemporaneous agreements or understandings among the parties hereto concerning the Agreement.

9.	Amendments; Waivers

This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged. Any amendment or waiver by the Company must be approved by the Company’s Board of Directors and executed on behalf of the Company by its Chief Executive Officer. If the Director shall also serve as Chief Executive Officer, such amendment or waiver must be executed on behalf of the Company by an officer designed by the Company’s Board of Directors.

10.	Assignment

This Agreement shall not be assigned by either party.

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11.	Severability

If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	Interpretation

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13.	Binding Agreement

Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both Company and Director. To the extent that the practices, policies, or procedures of Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Director’s duties or compensation as Board Member will not affect the validity or scope of the remainder of this Agreement.

14.	Director Acknowledgment

Director acknowledges (a) he/she has had the opportunity to consult legal counsel concerning this Agreement, (b) has read and understands the Agreement, (c) is fully aware of its legal effect, and (d) enters into this Agreement freely, based on his/her own judgment and not on any representations or promises other than those contained in this Agreement.

15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page and Exhibits to Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

COMPANY

By:	/s/ Kevin O’Donnell
Name:	Kevin O’Donnell
Title:	Chief Executive Officer

DIRECTOR

By:	/s/ Daniel Ives
Name:	Daniel Ives

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